EXHIBIT 5.1

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

December 11, 2014

Chemical Financial Corporation

235 E. Main Street

Midland, Michigan 48640

Re:	Form S-4 Registration Statement 880,110 Shares of Common Stock, Par Value $1.00 Per Share

Dear Ladies and Gentlemen:

We represent Chemical Financial Corporation, a Michigan corporation ("Chemical"), with respect to the above-captioned registration statement on Form S-4, including the prospectus and proxy statement contained therein (the "Registration Statement"), filed pursuant to the Securities Act of 1933 as amended (the "Act") in connection with the proposed merger (the "Merger") of Monarch Community Bancorp, Inc. ("Monarch") with and into Chemical pursuant to the terms of an Agreement and Plan of Merger dated as of October 31, 2014 between Chemical and Monarch (the "Merger Agreement").

As counsel for Chemical, we are familiar with its Articles of Incorporation and Bylaws and have reviewed, among other things, the following:

1.	The Merger Agreement;

2.	The Registration Statement;

3.	Certain resolutions of Chemical’s board of directors; and

4.	Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, and the authenticity of all documents submitted to us as originals or copies.

Based on the foregoing, we are of the opinion that, upon (i) the Registration Statement becoming effective under the Act; (ii) receipt of the requisite shareholder vote and satisfaction of the other closing conditions in the Merger Agreement and consummation of transactions contemplated in the Merger Agreement; and (iii) issuance of the shares in the manner contemplated in the Merger Agreement, any and all shares of Chemical common stock that are the subject of the Registration Statement will be validly issued, fully paid, and nonassessable.

These opinions, which are limited to the matters specifically referenced in this letter and are further limited to the laws of the State of Michigan and the federal laws of the United States of America, are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to us under the heading "Legal Matters" in the related prospectus and proxy statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Warner Norcross & Judd LLP

/s/ Charles Goode
A Partner